UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY SUPPLEMENT

Supplemental Information Regarding the 2026 Annual Meeting of Stockholders
Scheduled to Be Held on July 16, 2026
at 8:30 a.m., Pacific Time

This proxy supplement (this “Proxy Supplement”) supplements the definitive proxy statement dated June 1, 2026 (the “Proxy Statement”) of Vaxart, Inc. (the “Company”), filed in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at our 2026 annual meeting of stockholders, to be held in a virtual-only format on July 16, 2026 at 8:30 a.m., Pacific time (including any adjournments, postponements or continuations thereof, the “Annual Meeting”). The record date for the determination of the stockholders who are entitled to vote at the Annual Meeting has not changed as a result of the supplemental information provided herein and remains the close of business on May 26, 2026. The Proxy Statement and accompanying WHITE proxy card were first mailed to stockholders on or about June 30, 2026. This Proxy Supplement, which should be read in conjunction with the Proxy Statement, is dated July 6, 2026.

Cooperation Agreement

On July 1, 2026, we entered into a Cooperation Agreement (the “Cooperation Agreement”), by and between the Company and Daniel P. Houle, Mark Silverberg, DDS, MD, Matthew M. Wallace, MD, Patrice Raffy, Q3 Nominees Pty Ltd. and Marc Eustace Pereira (collectively, the “Stockholder Group”).

Pursuant to the Cooperation Agreement, the Stockholder Group has withdrawn its notice nominating three director candidates for election at the Annual Meeting and has withdrawn its demand to inspect certain books and records of the Company. The Stockholder Group has also agreed to cooperate with the Company during the 60- to 90-day period following the Annual Meeting to identify and mutually agree upon an independent director candidate (the “New Director”) who will be appointed to the Board. The New Director will be appointed to the Nominating and Corporate Governance Committee (the “NCG Committee”) and will be considered for appointment to other committees as any other independent director with similar expertise and qualifications.

The Cooperation Agreement additionally provides that, following the conclusion of the Annual Meeting, the Board will (i) adopt a resignation policy applicable to incumbent director candidates in uncontested elections who receive less than a majority of the votes cast in favor of their election, (ii) adopt stock ownership guidelines for directors, (iii) form a Clinical and Regulatory Affairs Committee, for the purpose of overseeing the advancement of the Company’s clinical and regulatory objectives, to be chaired by director James B. Breitmeyer, (iv) form a Stockholder Engagement Committee, for the purpose of overseeing the advancement of the Company’s relations with stockholders, to be chaired by the New Director, and (v) determine and confirm the composition of the NCG Committee and the Compensation Committee and select new committee chairs for each such committee.

The Company’s management has agreed to meet with the Stockholder Group for the duration of the Cooperation Agreement at least one time per fiscal quarter following the Company’s reporting of earnings for such quarter to discuss financial and strategic matters based on public information. The Stockholder Group has agreed to vote its shares at the Annual Meeting in accordance with the recommendations of the Board, subject to certain exceptions set forth in the Cooperation Agreement. The Cooperation Agreement also contains customary standstill and non-disparagement provisions. The Company has also agreed to reimburse the Stockholder Group for reasonable and documented out-of-pocket fees and expenses incurred by the Stockholder Group in connection with its engagement and solicitation efforts for the Annual Meeting, subject to a cap of $650,000.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission on July 2, 2026.

Voting of Proxies

As a result of the Stockholder Group having withdrawn its notice regarding the nomination of director candidates pursuant to the Cooperation Agreement, votes for any of Mr. Houle, Dr. Silverberg or Dr. Wallace on any proxy card submitted by stockholders will be disregarded. The Stockholder Group will not vote any proxies received from stockholders of the Company on the gold proxy card at the 2026 Annual Meeting. If you have already submitted a WHITE proxy card and you do not wish to change your vote, you do not have to take any further action. Previously submitted WHITE proxy cards will continue to be voted in accordance with the stockholder’s instructions (other than with respect to votes for any of Mr. Houle, Dr. Silverberg, or Dr. Wallace, which will be disregarded).

The Board unanimously recommends that you vote “FOR” the election of the six (6) Company nominees, James B. Breitmeyer, Kevin P. Finney, Elaine J. Heron, Steven Lo, W. Mark Watson, and David Wheadon, on the WHITE proxy card.

If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee), you will have received voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. We urge you to instruct your broker, bank or other nominee, by following the instructions on the voting instruction form, to vote your shares in line with the Board’s recommendations on the voting instruction form, whether or not you plan to attend the Annual Meeting. This Proxy Supplement and other materials related to the Annual Meeting are also posted free of charge on our website at www.vaxart.com and are available from the SEC free of charge at its website, www.sec.gov.

If you have any questions or require any assistance with voting your shares, please call Vaxart’s proxy solicitor, Campaign Management:

Strategic Stockholder Advisor and Proxy Solicitation Agent
15 West 38th Street, Suite #747, New York, New York 10018

North American Toll-Free Phone:
1-855-264-1527
Email: info@campaign-mgmt.com
Call Collect Outside North America: +1 (212) 632-8422

Election of Directors

The Company’s bylaws provide that directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The six nominees receiving the most votes FOR their election will be elected as directors.

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